Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

IGC Pharma, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01	(1)	Other	978,235	$0.38	$371,729.00	0.0001381	$52.00

Total Offering Amounts:							$371,729.00		52.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$52.00

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock ($0.38) as reported on the NYSE American on October 30, 2025, which is within five business days of November 13, 2025.